July 25, 2023
First Busey Announces 2023 Second Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)
First Busey Reports Second Quarter Net Income of $29.4 million and Diluted EPS of $0.52
Message from our Chairman & CEO
Second Quarter 2023 Highlights:
•Excluding net securities losses, net income1 for the second quarter of 2023 of $31.0 million or $0.55 per share
•Total deposits increased $261.6 million, or 2.7%, quarter-over-quarter, to $10.06 billion
•Short-term borrowings decreased to $212.0 million, compared to $615.9 million at the end of the first quarter of 2023
•Non-performing assets of 0.13% of total assets, and allowance for credit losses of 580.80% of nonperforming loans
•Classified assets declined to $81.9 million, compared to $103.9 million at the close of the first quarter of 2023
•Tangible common equity ratio1 of 7.18%, a 13 basis point increase from the first quarter of 2023
•Efficiency ratio of 60.87%1 and adjusted core efficiency ratio1 of 58.55%
•For additional information, please refer to the 2Q23 Earnings Investor Presentation
Second Quarter Financial Results
Net income for First Busey Corporation (“First Busey” or the “Company”) was $29.4 million for the second quarter of 2023, or $0.52 per diluted common share, compared to $36.8 million, or $0.65 per diluted common share, for the first quarter of 2023, and $29.8 million, or $0.53 per diluted common share, for the second quarter of 2022. Adjustments to net income for the second quarter of 2023 were immaterial, and there were no adjustments to net income for the first quarter of 2023. Adjusted net income1 was $30.1 million, or $0.54 per diluted common share, for the second quarter of 2022. Annualized return on average assets and annualized return on average tangible common equity1 were 0.96% and 13.90%, respectively, for the second quarter of 2023. Net income includes net losses on securities of $2.1 million for the second quarter of 2023, $0.6 million for the first quarter of 2023, and $1.7 million for the second quarter of 2022. Excluding these securities losses, which are largely unrealized, net income1 for the second quarter of 2023 would have been $31.0 million, resulting in diluted EPS1 of $0.55.
Pre-provision net revenue1 was $39.5 million for the second quarter of 2023, compared to $47.9 million for the first quarter of 2023 and $39.6 million for the second quarter of 2022. Adjusted pre-provision net revenue1 was $42.1 million for the second quarter of 2023, compared to $49.5 million for the first quarter of 2023 and $41.3 million for the second quarter of 2022. Pre-provision net revenue to average assets1 was 1.30% for the second quarter of 2023, compared to 1.58% for the first quarter of 2023, and 1.27% for the second quarter of 2022. Adjusted pre-provision net revenue to average assets1 was 1.38% for the second quarter of 2023, compared to 1.64% for the first quarter of 2023 and 1.33% for the second quarter of 2022.
The decline in pre-provision net revenue in the second quarter, compared to the first quarter, was primarily the result of a $7.2 million decrease in net interest income, which is the result of deposits migrating into higher cost offerings along with an increase in short-term borrowings as we progress through the current tightening cycle that began in the first quarter of 2022. Net interest margin declined from 3.13% in the first quarter of 2023 to 2.86% in the second quarter of 2023.
1 See “Non-GAAP Financial Information” for a reconciliation.

Our fee-based businesses continue to add revenue diversification. Excluding net securities gains and losses2, noninterest income of $30.1 million accounted for 27.7% of total operating revenue3 during the second quarter of 2023, compared to $32.5 million which accounted for 27.4% of total operating revenue for the first quarter of 2023 and $32.7 million which accounted for 30.1% of total operating revenue for the second quarter of 2022. Beginning on July 1, 2022, we became subject to the Durbin Amendment of the Dodd-Frank Act. The impact of these rules in the second quarter of 2023 was a $2.4 million reduction in fee income. Excluding the impact from the Durbin Amendment, fees for customer services were up 0.8% from the second quarter of 2022.
During 2023, and over the last several years, we have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. The impact of these efforts are reflected in our operating results. During a time of decades-high inflation, we have effectively managed our noninterest expense. Noninterest expense was $69.2 million in the second quarter of 2023, compared to $70.4 million in the first quarter of 2023 and $69.1 million in the second quarter of 2022. Adjusted core expense2 was $64.0 million in the second quarter of 2023, compared to $66.1 million in the first quarter of 2023 and $64.4 million in the second quarter of 2022. As we enter the second half of 2023, we expect to continue prudently managing our expenses. These efforts are helping to offset some of the inflationary pressures that exist today while allowing us to invest back into other parts of our company.
First Busey’s Conservative Banking Strategy
First Busey’s financial strength is built on a sound business strategy of conservative banking. That focus will not change now or in the future.
The Company's growth trend for portfolio loans continued during the second quarter of 2023, albeit at a moderate pace. Loans are being originated at attractive spreads while not compromising on our prudent underwriting standards. Loan growth was $21.5 million in the second quarter of 2023, compared to growth of $58.1 million in the first quarter of 2023 and $224.9 million in the second quarter of 2022. Over the last four quarters, the Company has generated $307.5 million in portfolio loan growth, equating to a year-over-year growth rate of 4.1%. Our loan to deposit ratio ended the quarter at 77.6%. We continue to believe that the economic outlook has deteriorated over the last twelve months. Given this outlook, we expect loan growth for the remainder of the year is likely to slow compared to our previous expectations and we intend to remain conservative in our underwriting and granting of credit.
The quality of our core deposit franchise is a critical value driver of our institution. Despite recent turmoil experienced in certain sectors of the banking industry, we have seen relative stability in our deposit franchise. Our granular deposit base continues to position us well, as our estimated uninsured deposits4 percentage is 26%, and 97.0% of our deposits are core deposits2. Furthermore, non-interest bearing deposits at June comprise 30.7% of our total deposits. As of June 30, 2023, our retail deposit base was comprised of more than 255,000 accounts with an average balance of $21 thousand and an average tenure of 16.3 years. Our commercial deposit base was comprised of more than 33,000 accounts with an average balance of $101 thousand and an average tenure of 12.2 years. Furthermore, we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
Asset quality remains strong by both historical and current industry trends. Non-performing assets were 0.13% of total assets for both the first and second quarter of 2023, compared to 0.15% for the second quarter of 2022. Furthermore, we saw a quarter-over-quarter decline in total classified assets from $103.9 million to $81.9 million in the second quarter of 2023. The Company’s results for the second quarter of 2023 include a provision expense of $0.6 million for credit losses and a provision expense of $0.3 million for unfunded commitments. The total allowance for credit losses was $91.6 million at June 30, 2023, representing 1.17% of total portfolio loans outstanding, and 580.80% of non-performing loans. The Company recorded net charge offs of $0.7 million in the second quarter of 2023, which equates to 0.04% of average loans on an annualized basis. As of June 30, 2023, our commercial real estate loan portfolio of investor-owned office properties within Central Business District5 areas remains low at $10.5 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
2 See “Non-GAAP Financial Information” for a reconciliation.
3 Operating revenue consists of net interest income plus noninterest income, net of securities gains and losses.
4 Estimated uninsured deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
5 Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.

The strength of our balance sheet is also reflected in our capital foundation. In the second quarter, our tangible common equity ratio6 increased to 7.18% while our Common Equity Tier 1 and Total Capital to Risk Weighted Assets ratios increased to 12.35% and 16.56%, respectively7. In fact, our regulatory capital ratios continue to provide a buffer of more than $470 million above levels required to be designated well-capitalized.
Community Banking
First Busey’s goal of being a strong community bank begins with outstanding associates. The Company is humbled to be named among the 2022 Best Banks to Work For by American Banker, the 2022 Best Places to Work in Money Management by Pensions and Investments, the 2023 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2023 Best Companies to Work For in Florida by Florida Trend magazine.
As we enter the second half of 2023, we are cognizant of the evolving economic outlook and remain focused on balance sheet strength, profitability, and growth, in that order. With our strong capital position, an attractive core funding base, and a sound credit foundation, we remain confident that we are well positioned. We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders.
/s/ Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation
6 See “Non-GAAP Financial Information” for a reconciliation.
7 Capital ratios for the second quarter of 2023 are not yet finalized, and are subject to change.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
EARNINGS & PER SHARE AMOUNTS
Net income	$29,364	$36,786	$29,824	$66,150	$58,263
Diluted earnings per common share	0.52	0.65	0.53	1.18	1.04
Cash dividends paid per share	0.24	0.24	0.23	0.48	0.46
Pre-provision net revenue[1,2]	39,536	47,918	39,569	87,454	75,635
Revenue[3]	108,741	118,321	108,661	227,062	215,103

Net income by operating segments:
Banking	30,665	36,835	30,499	67,500	56,950
FirsTech	226	(38)	397	188	947
Wealth Management	4,932	4,858	5,092	9,790	10,932

AVERAGE BALANCES
Cash and cash equivalents	$235,858	$223,196	$351,697	$229,563	$518,647
Investment securities	3,255,741	3,359,985	3,841,011	3,307,575	3,905,326
Loans held for sale	1,941	1,650	3,089	1,796	7,485
Portfolio loans	7,755,618	7,710,876	7,378,969	7,733,370	7,270,506
Interest-earning assets	11,130,298	11,180,562	11,453,198	11,155,291	11,577,879
Total assets	12,209,865	12,263,718	12,452,070	12,236,643	12,555,928

Noninterest bearing deposits	3,054,483	3,272,745	3,535,110	3,163,011	3,562,380
Interest-bearing deposits	6,797,588	6,637,405	6,971,083	6,717,939	6,999,129
Total deposits	9,852,071	9,910,150	10,506,193	9,880,950	10,561,509

Securities sold under agreements to repurchase and federal funds purchased	201,020	230,351	235,733	215,604	253,316
Interest-bearing liabilities	7,762,628	7,614,930	7,574,677	7,689,187	7,614,448
Total liabilities	11,001,930	11,092,899	11,255,018	11,047,164	11,316,868
Stockholders' equity - common	1,207,935	1,170,819	1,197,052	1,189,479	1,239,060
Tangible common equity[2]	847,294	807,465	825,162	827,489	865,718

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.30%	1.58%	1.27%	1.44%	1.21%
Return on average assets	0.96%	1.22%	0.96%	1.09%	0.94%
Return on average common equity	9.75%	12.74%	9.99%	11.21%	9.48%
Return on average tangible common equity[2]	13.90%	18.48%	14.50%	16.12%	13.57%
Net interest margin2, [4]	2.86%	3.13%	2.68%	2.99%	2.56%
Efficiency ratio[2]	60.87%	56.93%	60.56%	58.82%	61.75%
Noninterest revenue as a % of total revenues[3]	27.65%	27.44%	30.12%	27.54%	32.13%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$42,072	$49,504	$41,267	$91,576	$80,621
Adjusted net income[2]	29,373	36,786	30,081	66,159	59,185
Adjusted diluted earnings per share[2]	0.52	0.65	0.54	1.18	1.05
Adjusted pre-provision net revenue to average assets[2]	1.38%	1.64%	1.33%	1.51%	1.29%
Adjusted return on average assets[2]	0.96%	1.22%	0.97%	1.09%	0.95%
Adjusted return on average tangible common equity[2]	13.90%	18.48%	14.62%	16.12%	13.79%
Adjusted net interest margin[2,4]	2.84%	3.12%	2.66%	2.98%	2.53%
Adjusted efficiency ratio[2]	60.86%	56.93%	60.29%	58.81%	61.23%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
ASSETS
Cash and cash equivalents	$232,703	$275,569	$227,164	$347,149	$230,852
Investment securities	3,186,984	3,302,024	3,391,240	3,494,710	3,708,922
Loans held for sale	1,545	2,714	1,253	4,546	4,813

Commercial loans	5,793,426	5,815,703	5,766,496	5,724,137	5,613,955
Retail real estate and retail other loans	2,011,858	1,968,105	1,959,206	1,945,977	1,883,823
Portfolio loans	7,805,284	7,783,808	7,725,702	7,670,114	7,497,778

Allowance for credit losses	(91,639)	(91,727)	(91,608)	(90,722)	(88,757)
Premises and equipment	122,669	126,515	126,524	128,175	130,892
Goodwill and other intangible assets, net	358,898	361,567	364,296	367,091	369,962
Right of use asset	11,806	12,291	12,829	10,202	8,615
Other assets	580,779	571,794	579,277	566,123	493,356
Total assets	$12,209,029	$12,344,555	$12,336,677	$12,497,388	$12,356,433

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$3,086,885	$3,173,783	$3,393,666	$3,628,169	$3,505,299
Interest checking, savings, and money market deposits	5,504,255	5,478,715	5,822,239	6,173,041	6,074,108
Time deposits	1,471,615	1,148,671	855,375	800,187	817,821
Total deposits	$10,062,755	$9,801,169	$10,071,280	$10,601,397	$10,397,228

Securities sold under agreements to repurchase	$202,953	$210,977	$229,806	$234,597	$228,383
Short-term borrowings	212,000	615,881	351,054	16,225	16,396
Long-term debt	246,454	249,245	252,038	254,835	317,304
Junior subordinated debt owed to unconsolidated trusts	71,900	71,855	71,810	71,765	71,721
Lease liability	12,059	12,515	12,995	10,311	8,655
Other liabilities	198,960	184,355	201,717	201,670	154,789
Total liabilities	11,007,081	11,145,997	11,190,700	11,390,800	11,194,476
Total stockholders' equity	1,201,948	1,198,558	1,145,977	1,106,588	1,161,957
Total liabilities & stockholders' equity	$12,209,029	$12,344,555	$12,336,677	$12,497,388	$12,356,433

SHARE AND PER SHARE AMOUNTS
Book value per common share	$21.74	$21.68	$20.73	$20.04	$21.00
Tangible book value per common share[1]	$15.25	$15.14	$14.14	$13.39	$14.31
Ending number of common shares outstanding	55,290,847	55,294,455	55,279,124	55,232,434	55,335,703
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$94,804	$89,775	$65,567	$184,579	$126,449
Interest on investment securities	20,784	20,342	16,671	41,126	31,603
Other interest income	1,311	988	358	2,299	635
Total interest income	$116,899	$111,105	$82,596	$228,004	$158,687

INTEREST EXPENSE
Interest on deposits	$26,768	$14,740	$2,146	$41,508	$4,270
Interest on securities sold under agreements to repurchase and federal funds purchased	1,223	1,222	147	2,445	206
Interest on short-term borrowings	5,741	4,822	147	10,563	236
Interest on long-term debt	3,552	3,551	3,520	7,103	6,629
Junior subordinated debt owed to unconsolidated trusts	945	913	708	1,858	1,362
Total interest expense	$38,229	$25,248	$6,668	$63,477	$12,703

Net interest income	$78,670	$85,857	$75,928	$164,527	$145,984
Provision for credit losses	627	953	1,653	1,580	1,400
Net interest income after provision for credit losses	$78,043	$84,904	$74,275	$162,947	$144,584

NONINTEREST INCOME
Wealth management fees	$14,562	$14,797	$14,135	$29,359	$29,914
Fees for customer services	7,239	6,819	9,588	14,058	18,495
Payment technology solutions	5,231	5,315	4,888	10,546	9,965
Mortgage revenue	272	288	284	560	1,259
Income on bank owned life insurance	1,029	1,652	874	2,681	1,758
Net securities gains (losses)	(2,059)	(616)	(1,714)	(2,675)	(2,328)
Other noninterest income	1,738	3,593	2,964	5,331	7,728
Total noninterest income	$28,012	$31,848	$31,019	$59,860	$66,791

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$39,859	$40,331	$38,110	$80,190	$77,464
Data processing expense	5,902	5,640	5,375	11,542	10,353
Net occupancy expense	4,540	4,762	4,720	9,302	9,787
Furniture and equipment expense	1,681	1,746	2,045	3,427	4,075
Professional fees	973	2,058	1,607	3,031	3,114
Amortization of intangible assets	2,669	2,729	2,951	5,398	5,962
Interchange expense	1,870	1,853	1,487	3,723	3,032
FDIC insurance	1,506	1,502	1,153	3,008	2,226
Other operating expenses	10,205	9,782	11,644	19,987	23,455
Total noninterest expense	$69,205	$70,403	$69,092	$139,608	$139,468

Income before income taxes	$36,850	$46,349	$36,202	$83,199	$71,907
Income taxes	7,486	9,563	6,378	17,049	13,644
Net income	$29,364	$36,786	$29,824	$66,150	$58,263

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.53	$0.66	$0.54	$1.19	$1.05
Diluted earnings per common share	$0.52	$0.65	$0.53	$1.18	$1.04
Average common shares outstanding	55,440,277	55,397,989	55,421,887	55,419,250	55,424,776
Diluted average common shares outstanding	56,195,801	56,179,606	56,104,017	56,187,820	56,149,466

Balance Sheet Growth
Our balance sheet remains a source of strength. Total assets were $12.21 billion as of June 30, 2023, compared to $12.34 billion as of March 31, 2023, and $12.36 billion as of June 30, 2022. Portfolio loans were $7.81 billion at June 30, 2023, compared to $7.78 billion at March 31, 2023, and $7.50 billion at June 30, 2022. During the second quarter of 2023, Busey Bank experienced our ninth consecutive quarter of core loan8 growth, albeit at a moderating pace, of $21.6 million. Growth was driven by our central, Florida, and northern regions. Overall growth was tempered by the reduction of $22.0 million of classified assets and a $58.0 million decline in line utilization during the quarter. As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters. This posture will impact loan growth in subsequent quarters.
Average portfolio loans were $7.76 billion for the second quarter of 2023, compared to $7.71 billion for the first quarter of 2023 and $7.38 billion for the second quarter of 2022. Average interest-earning assets were $11.13 billion for the second quarter of 2023, compared to $11.18 billion for the first quarter of 2023, and $11.45 billion for the second quarter of 2022.
Total deposits were $10.06 billion at June 30, 2023, compared to $9.80 billion at March 31, 2023, and $10.40 billion at June 30, 2022. Average deposits were $9.85 billion for the second quarter of 2023, compared to $9.91 billion for the first quarter of 2023 and $10.51 billion for the second quarter of 2022. Deposit growth in the second quarter of 2023 over the first quarter of 2023 was primarily related to increases in public funds and largely occurred in the last month of the quarter. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) anticipated seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Open Market Committee (“FOMC”) rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem from the bank to our wealth management group. Core deposits8 accounted for 97.0% of total deposits as of June 30, 2023. Cost of deposits was 1.09% in the second quarter of 2023, which represents a 49 basis point increase from the first quarter of 2023. Excluding time deposits, the Company’s cost of deposits was 0.81% in the second quarter of 2023, a 32 basis point increase from March 31, 2023.
Short term borrowings decreased to $212.0 million as of June 30, 2023, compared to $615.9 million as of March 31, 2023. Average short term borrowings increased to $443.8 million in the second quarter of 2023, compared to $424.3 million in the first quarter of 2023. We have sufficient on- and off-balance sheet liquidity9 to manage deposit fluctuations and the liquidity needs of our customers. As of June 30, 2023, our available sources of on- and off-balance sheet liquidity totaled $6.24 billion. To help offset some of the impact of rising costs associated with increased borrowings, we increased deposit campaigns starting in the first quarter of 2023 to attract term funding and savings accounts at a lower rate than our marginal cost of funds. In addition, we instituted a company-wide incentive campaign to drive new customer account openings. Our time deposit campaigns generated increased traction and production throughout the quarter and we expect to continue to implement prudent and measured strategies to generate deposit growth. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were approximately $99.7 million in the second quarter and are expected to be $186.7 million over the remaining balance of 2023.
Asset Quality
Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $5.2 million as of June 30, 2023, compared to $5.5 million as of March 31, 2023, and $5.2 million as of June 30, 2022. Non-performing loans were $15.8 million as of June 30, 2023, compared to $15.2 million as of March 31, 2023, and $17.5 million as of June 30, 2022. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.20% as of both June 30, 2023, and March 31, 2023, and 0.23% as of June 30, 2022. Non-performing assets were 0.13% of total assets for both the first and second quarter of 2023, compared to 0.15% in the second quarter of 2022. Our total classified assets declined from $103.9 million at March 31, 2023, to $81.9 million at June 30, 2023. The quarter over quarter decline in classified assets is largely attributable to a pay-off from a single borrower in the skilled nursing industry.
8 See “Non-GAAP Financial Information” for a reconciliation.
9 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and First Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.

Net charge-offs were $0.7 million for the second quarter of 2023, $0.8 million for the first quarter of 2023, and $1.1 million for the second quarter of 2022. Our ratio of net charge-offs to average loans was 0.04% during the second quarter of 2023 and 0.03% over the last twelve months10. The allowance as a percentage of portfolio loans was 1.17% as of June 30, 2023, compared to 1.18% as of both March 31, 2023, and June 30, 2022. The allowance as a percentage of non-performing loans was 580.80% as of June 30, 2023, compared to 602.91% as of March 31, 2023, and 507.36% as of June 30, 2022.
The Company maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total assets	$12,209,029	$12,344,555	$12,336,677	$12,497,388	$12,356,433
Portfolio loans	7,805,284	7,783,808	7,725,702	7,670,114	7,497,778
Portfolio loans excluding amortized cost of PPP loans	7,804,617	7,783,058	7,724,857	7,668,688	7,490,162
Loans 30 – 89 days past due	5,169	5,472	6,548	6,307	5,157
Non-performing loans:
Non-accrual loans	15,209	14,714	15,067	15,425	15,840
Loans 90+ days past due and still accruing	569	500	673	1,229	1,654
Non-performing loans	$15,778	$15,214	$15,740	$16,654	$17,494
Non-performing loans, segregated by geography:
Illinois / Indiana	$11,681	$10,416	$10,347	$10,531	$11,261
Missouri	3,928	4,103	4,676	5,008	5,259
Florida	169	695	717	1,115	974
Other non-performing assets	68	759	850	1,219	1,429
Non-performing assets	$15,846	$15,973	$16,590	$17,873	$18,923

Allowance for credit losses	$91,639	$91,727	$91,608	$90,722	$88,757

RATIOS
Non-performing loans to portfolio loans	0.20%	0.20%	0.20%	0.22%	0.23%
Non-performing loans to portfolio loans, excluding PPP loans	0.20%	0.20%	0.20%	0.22%	0.23%
Non-performing assets to total assets	0.13%	0.13%	0.13%	0.14%	0.15%
Non-performing assets to portfolio loans and other non-performing assets	0.20%	0.21%	0.21%	0.23%	0.25%
Allowance for credit losses to portfolio loans	1.17%	1.18%	1.19%	1.18%	1.18%
Allowance for credit losses to portfolio loans, excluding PPP	1.17%	1.18%	1.19%	1.18%	1.18%
Allowance for credit losses as a percentage of non-performing loans	580.80%	602.91%	582.01%	544.75%	507.36%
10 For the quarterly period, average portfolio loans, the denominator in the net charge off ratio, is calculated on a daily average basis. For the last twelve month period, average portfolio loans is calculated as the quarterly average of the ending portfolio loans balances over the most recent four quarters.

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net charge-offs (recoveries)	$715	$834	$1,109	$1,549	$530
Provision expense (release)	627	953	1,653	1,580	1,400

Net charge-offs, annualized	2,868	3,382	4,448	3,124	1,069
Average portfolio loans	7,755,618	7,710,876	7,378,969	7,733,370	7,270,506
Net charge-off ratio	0.04%	0.04%	0.06%	0.04%	0.01%
Net Interest Margin11 and Net Interest Income
Net interest margin was 2.86% for the second quarter of 2023, compared to 3.13% for the first quarter of 2023 and 2.68% for the second quarter of 2022. Excluding purchase accounting accretion, adjusted net interest margin11 was 2.84% for the second quarter of 2023, compared to 3.12% in the first quarter of 2023 and 2.66% in the second quarter of 2022. Net interest income was $78.7 million in the second quarter of 2023, compared to $85.9 million in the first quarter of 2023 and $75.9 million in the second quarter of 2022.
The FOMC raised rates by 25 basis points during the second quarter of 2023, and by a total of 500 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs increase in response to the tightening rate cycle, some of the net interest margin expansion is reversed, which we began to experience in the first quarter of 2023. Components of the 27 basis point decrease in net interest margin during the second quarter of 2023 include:
•Increased loan portfolio income contributed +18 basis points
•Increases in the cash and securities portfolio yield contributed +2 basis points
•Increased non-maturity deposit funding costs contributed -23 basis points
•Increased time deposit funding costs contributed -20 basis points
•Increased borrowing costs contributed -3 basis points
•Increased net interest expense on cash flow hedges contributed -1 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a 100 basis point parallel rate shock is expected to increase net interest income by 2.2% over the subsequent twelve-month period. Market competition for deposits has increased in recent months and deposit betas are likely to increase going forward, which is factored into our ALCO model. The Company continues to evaluate off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. We are committed to protecting our quality core deposit franchise and are in regular contact with our customers to proactively address their needs and concerns. Stress on liquidity resulting from the continued drain of stimulus driven inflows has impacted the banking industry. Our deposit base, particularly non-interest bearing deposits, has experienced balance attrition, but time deposit specials and retail incentive campaigns have provided sufficient funding flows to limit operational borrowings to a minimal level. As a result, deposit beta expectations have increased marginally as rotation into these higher cost of fund products has accelerated as the tightening cycle advances. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 24.5%. Our cycle-to-date total deposit beta has been 20.3% through June 30, 2023. Deposit betas are calculated based on an average federal funds rate of 5.16% during the second quarter of 2023, which is a 47 basis point increase over the first quarter of 2023 average federal funds rate of 4.69%.
11 See “Non-GAAP Financial Information” for a reconciliation.

Noninterest Income
Noninterest income was $28.0 million for the second quarter of 2023, as compared to $31.8 million for the first quarter of 2023 and $31.0 million for the second quarter of 2022. Revenues from wealth management fees and payment technology solutions activities represented 70.7% of the Company’s noninterest income for the quarter ended June 30, 2023, providing a balance to spread-based revenue from traditional banking activities.
Wealth management fees were $14.6 million for the second quarter of 2023, compared to $14.8 million for the first quarter of 2023 and $14.1 million for the second quarter of 2022. The Wealth Management operating segment generated net income of $4.9 million in both the first and second quarter of 2023, compared to $5.1 million in the second quarter of 2022. First Busey’s Wealth Management division ended the second quarter of 2023 with $11.48 billion in assets under care, compared to $11.21 billion at the end of the first quarter of 2023 and $11.45 billion at the end of the second quarter of 2022. Our portfolio management team continues to produce solid results in the face of very volatile markets, and has outperformed its blended benchmark12 over the last twelve months.
Payment technology solutions revenue from FirsTech was $5.2 million for the second quarter of 2023, compared to $5.3 million for the first quarter of 2023 and $4.9 million for the second quarter of 2022. Excluding intracompany eliminations, FirsTech generated revenue of $5.6 million during the second quarter of 2023, compared to $5.7 million in the first quarter of 2023 and $5.4 million in the second quarter of 2022. The FirsTech operating segment generated net income of $0.2 million in the second quarter of 2023, an insignificant amount of net losses in the first quarter of 2023 and net income of $0.4 million in the second quarter of 2022. The Company continues to make strategic investments in FirsTech to enhance future growth, including further upgrades to the product and engineering teams to build an application programming interface ("API") cloud-based platform to provide for fully integrated payment capabilities, as well as the continued development of our BaaS platform.
Fees for customer services were $7.2 million for the second quarter of 2023, compared to $6.8 million in the first quarter of 2023 and $9.6 million in the second quarter of 2022. Year-over-year declines are attributable primarily to the impact of the Durbin Amendment on interchange revenue and, to a lesser extent, modifications implemented to overdraft and non-sufficient funds fee structures. The impact from the Durbin Amendment reduced fees for customer service by $2.4 million in the second quarter of 2023.
Net securities losses were $2.1 million for the second quarter of 2023, which were comprised of $0.2 million of realized net losses and $1.9 million of unrealized net losses on equity securities.
Other noninterest income was $1.7 million in the second quarter of 2023, a decrease from $3.6 million in the first quarter of 2023 and from $3.0 million in the second quarter of 2022. Fluctuations between the first quarter of 2023 and the second quarter of 2023 were primarily the result of decreases in swap origination fee income and venture capital investment values.
Operating Efficiency
Noninterest expense was $69.2 million in the second quarter of 2023, compared to $70.4 million in the first quarter of 2023 and $69.1 million for the second quarter of 2022. The efficiency ratio13 was 60.87% for the quarter ended June 30, 2023, compared to 56.93% for the quarter ended March 31, 2023, and 60.56% for the quarter ended June 30, 2022. The adjusted core efficiency ratio13 was 58.55% for the quarter ended June 30, 2023, compared to 55.59% for the quarter ended March 31, 2023 and 59.01% for the quarter ended June 30, 2022. The Company remains focused on expense discipline.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $39.9 million in the second quarter of 2023, compared to $40.3 million in the first quarter of 2023 and $38.1 million in the second quarter of 2022. Total full-time equivalents numbered 1,477 as of June 30, 2023, compared to 1,473 as of March 31, 2023, and 1,493 as of June 30, 2022.

•Data processing expense was $5.9 million in the second quarter of 2023, compared to $5.6 million in the first quarter of 2023 and $5.4 million in the second quarter of 2022. The increase was related to expenses for FirsTech transaction volume and continued Company-wide investments in technology enhancements, as well as inflation-driven price increases.
12 The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
13 See “Non-GAAP Financial Information” for a reconciliation.

•Professional fees were $1.0 million in the second quarter of 2023, compared to $2.1 million in the first quarter of 2023 and $1.6 million in the second quarter of 2022. The quarter over quarter decrease is primarily attributable to audit and accounting fees which generally run higher during the first quarter of each year, as well as recapture of legal expenses related to the payoff of a large classified asset in the second quarter of 2023.

•Amortization expense was $2.7 million in both the first and second quarter of 2023, compared to $3.0 million in the second quarter of 2022.

•FDIC insurance expense was $1.5 million in both the first and second quarter of 2023, compared to $1.2 million in the second quarter of 2022, as a result of an FDIC final rule to increase the initial base deposit insurance assessment rate applicable to all FDIC-insured depository institutions by two basis points beginning in 2023.
•Other operating expenses were $10.2 million for the second quarter of 2023, compared to $9.8 million in the first quarter of 2023 and $11.6 million in the second quarter of 2022. The year-over-year decrease is attributable to multiple items, including expense discipline in business development and marketing expenses.
The Company's effective tax rate for the second quarter of 2023 was 20.3%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits.
Beginning in 2024, the Company intends to adopt ASU 2023-02, which allows entities to elect to account for equity investments made primarily for the purpose of receiving income tax credits using the proportional amortization method, regardless of the tax credit program through which the investment earns income tax credits, if certain conditions are met. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
Capital Strength
The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends. On July 28, 2023, the Company will pay a cash dividend of $0.24 per common share to stockholders of record as of July 21, 2023. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of June 30, 2023, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s Common Equity Tier 1 ratio is estimated14 to be 12.35% at June 30, 2023, compared to 12.18% at March 31, 2023, and 11.77% at June 30, 2022. Our Total Capital to Risk Weighted Assets ratio is estimated14 to be 16.56% at June 30, 2023, compared to 16.40% at March 31, 2023, and 16.58% at June 30, 2022.
The Company’s tangible common equity15 was $850.9 million at June 30, 2023, compared to $845.3 million at March 31, 2023, and $801.9 million at June 30, 2022. Tangible common equity represented 7.18% of tangible assets at June 30, 2023, compared to 7.05% at March 31, 2023, and 6.68% at June 30, 2022. The Company’s tangible book value per common share15 increased from $15.14 at March 31, 2023, to $15.25 at June 30, 2023. The ratios of tangible common equity to tangible assets15 and tangible book value per common share have been impacted by the fair market valuation adjustment of the Company’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) (“AOCI”) component of shareholder’s equity.
14 Capital ratios for the second quarter of 2023 are not yet finalized, and are subject to change.
15 See “Non-GAAP Financial Information” for a reconciliation.

During the second quarter of 2023, the Company purchased 20,000 shares of its common stock at a weighted average price of $19.86 per share for a total of $0.4 million under the Company’s stock repurchase plan. Repurchases were executed due to favorable pricing of the Company’s shares during the second quarter of 2023. On May 24, 2023, First Busey’s board of directors approved an amendment to increase the authorized shares under the repurchase program by 2,000,000 shares. As of June 30, 2023, the Company had 2,102,210 shares remaining on its stock repurchase plan available for repurchase.
2Q23 Earnings Investor Presentation
For additional information on the Company’s financial condition and operating results, please refer to the 2Q23 Earnings Investor Presentation furnished via Form 8-K on July 25, 2023, in connection with this earnings release.

Corporate Profile
As of June 30, 2023, First Busey Corporation (Nasdaq: BUSE) was a $12.21 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.17 billion as of June 30, 2023, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
Through the Company’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations. As of June 30, 2023, assets under care were $11.48 billion.
Busey Bank is honored to be named among America’s Best Banks by Forbes magazine for the second consecutive year. Ranked 26th overall in 2023, compared to 52nd in last year's rankings, Busey was once again the top-ranked bank headquartered in Illinois. Additionally, for the first time in 2023, Busey was named among DiversityInc’s Top Regional Companies. The DiversityInc Top 50 survey is the external validator for large U.S. employers that model fairness in their talent strategy, workplace and supplier diversity practices, and philanthropic engagement. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
Ted Rosinus, EVP Investor Relations & Corporate Development
847-832-0392

Non-GAAP Financial Information
This earnings release contains certain financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions, as well as for comparison to the Company’s peers. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring noninterest items and provide additional perspective on the Company’s performance over time.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, and adjusted return on average tangible common equity; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
PRE-PROVISION NET REVENUE
Net interest income		$78,670	$85,857	$75,928	$164,527	$145,984
Total noninterest income		28,012	31,848	31,019	59,860	66,791
Net security (gains) losses		2,059	616	1,714	2,675	2,328
Total noninterest expense		(69,205)	(70,403)	(69,092)	(139,608)	(139,468)
Pre-provision net revenue		39,536	47,918	39,569	87,454	75,635
Non-GAAP adjustments:
Acquisition and other restructuring expenses		12	—	303	12	1,138
Provision for unfunded commitments		265	(635)	(267)	(370)	845
Amortization of New Markets Tax Credits		2,259	2,221	1,662	4,480	3,003
Adjusted pre-provision net revenue		$42,072	$49,504	$41,267	$91,576	$80,621

Pre-provision net revenue, annualized	[a]	$158,578	$194,334	$158,711	$176,358	$152,524
Adjusted pre-provision net revenue, annualized	[b]	168,750	200,766	165,521	184,670	162,578
Average total assets	[c]	12,209,865	12,263,718	12,452,070	12,236,643	12,555,928

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.30%	1.58%	1.27%	1.44%	1.21%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.38%	1.64%	1.33%	1.51%	1.29%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$29,364	$36,786	$29,824	$66,150	$58,263
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	—	—	587
Data processing		—	—	—	—	214
Professional fees, occupancy, and other		12	—	204	12	238
Other restructuring expenses:
Loss on leases or fixed asset impairment		—	—	99	—	99
Related tax benefit		(3)	—	(46)	(3)	(216)
Adjusted net income	[b]	$29,373	$36,786	$30,081	$66,159	$59,185

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,195,801	56,179,606	56,104,017	56,187,820	56,149,466

Reported: Diluted earnings per share	[a÷c]	$0.52	$0.65	$0.53	$1.18	$1.04
Adjusted: Diluted earnings per share	[b÷c]	$0.52	$0.65	$0.54	$1.18	$1.05

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$117,779	$149,188	$119,624	$133,396	$117,492
Adjusted net income, annualized	[e]	117,815	149,188	120,655	133,415	119,351
Average total assets	[f]	12,209,865	12,263,718	12,452,070	12,236,643	12,555,928

Reported: Return on average assets[1]	[d÷f]	0.96%	1.22%	0.96%	1.09%	0.94%
Adjusted: Return on average assets[1]	[e÷f]	0.96%	1.22%	0.97%	1.09%	0.95%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,207,935	$1,170,819	$1,197,052	$1,189,479	$1,239,060
Average goodwill and other intangible assets, net		(360,641)	(363,354)	(371,890)	(361,990)	(373,342)
Average tangible common equity	[g]	$847,294	$807,465	$825,162	$827,489	$865,718

Reported: Return on average tangible common equity[1]	[d÷g]	13.90%	18.48%	14.50%	16.12%	13.57%
Adjusted: Return on average tangible common equity[1]	[e÷g]	13.90%	18.48%	14.62%	16.12%	13.79%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Net Income Excluding Net Securities (Gains) Losses
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net income	[a]	$29,364	$36,786	$29,824	$66,150	$58,263
Non-GAAP adjustments:
Net securities (gains) losses		2,059	616	1,714	2,675	2,328
Tax effect for net securities (gains) losses		(418)	(127)	(302)	(548)	(442)
Net income excluding tax-effected net securities (gains) losses	[b]	$31,005	$37,275	$31,236	$68,277	$60,149

Diluted average common shares outstanding	[c]	56,195,801	56,179,606	56,104,017	56,187,820	56,149,466

Reported: Diluted earnings per share	[a÷c]	$0.52	$0.65	$0.53	$1.18	$1.04
Net income excluding tax-effected net securities (gains) losses per diluted share	[b÷c]	$0.55	$0.66	$0.56	$1.22	$1.07

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net interest income		$78,670	$85,857	$75,928	$164,527	$145,984
Non-GAAP adjustments:
Tax-equivalent adjustment		561	558	546	1,119	1,092
Tax-equivalent net interest income		79,231	86,415	76,474	165,646	147,076
Purchase accounting accretion related to business combinations		(413)	(403)	(599)	(816)	(1,758)
Adjusted net interest income		$78,818	$86,012	$75,875	$164,830	$145,318

Tax-equivalent net interest income, annualized	[a]	$317,795	$350,461	$306,736	$334,038	$296,590
Adjusted net interest income, annualized	[b]	316,138	348,826	304,334	332,392	293,045
Average interest-earning assets	[c]	11,130,298	11,180,562	11,453,198	11,155,291	11,577,879

Reported: Net interest margin[1]	[a÷c]	2.86%	3.13%	2.68%	2.99%	2.56%
Adjusted: Net interest margin[1]	[b÷c]	2.84%	3.12%	2.66%	2.98%	2.53%
___________________________________________
1.Annualized measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Six Months Ended
		June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net interest income		$78,670	$85,857	$75,928	$164,527	$145,984
Non-GAAP adjustments:
Tax-equivalent adjustment		561	558	546	1,119	1,092
Tax-equivalent net interest income		79,231	86,415	76,474	165,646	147,076

Total noninterest income		28,012	31,848	31,019	59,860	66,791
Non-GAAP adjustments:
Net security (gains) losses		2,059	616	1,714	2,675	2,328
Noninterest income excluding net securities gains and losses		30,071	32,464	32,733	62,535	69,119

Tax-equivalent revenue	[a]	$109,302	$118,879	$109,207	$228,181	$216,195

Total noninterest expense		$69,205	$70,403	$69,092	$139,608	$139,468
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,669)	(2,729)	(2,951)	(5,398)	(5,962)
Non-interest expense excluding amortization of intangible assets	[c]	66,536	67,674	66,141	134,210	133,506
Non-operating adjustments:
Salaries, wages, and employee benefits		—	—	—	—	(587)
Data processing		—	—	—	—	(214)
Impairment, professional fees, occupancy, and other		(12)	—	(303)	(12)	(337)
Adjusted noninterest expense	[f]	66,524	67,674	65,838	134,198	132,368
Provision for unfunded commitments		(265)	635	267	370	(845)
Amortization of New Markets Tax Credits		(2,259)	(2,221)	(1,662)	(4,480)	(3,003)
Adjusted core expense	[g]	$64,000	$66,088	$64,443	$130,088	$128,520

Noninterest expense, excluding non-operating adjustments	[f-b]	$69,193	$70,403	$68,789	$139,596	$138,330

Reported: Efficiency ratio	[c÷a]	60.87%	56.93%	60.56%	58.82%	61.75%
Adjusted: Efficiency ratio	[f÷a]	60.86%	56.93%	60.29%	58.81%	61.23%
Adjusted: Core efficiency ratio	[g÷a]	58.55%	55.59%	59.01%	57.01%	59.45%

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total stockholders' equity		$1,201,948	$1,198,558	$1,145,977	$1,106,588	$1,161,957
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(358,898)	(361,567)	(364,296)	(367,091)	(369,962)
Tangible book value	[a]	$843,050	$836,991	$781,681	$739,497	$791,995

Ending number of common shares outstanding	[b]	55,290,847	55,294,455	55,279,124	55,232,434	55,335,703

Tangible book value per common share	[a÷b]	$15.25	$15.14	$14.14	$13.39	$14.31

Tangible Common Equity and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total assets		$12,209,029	$12,344,555	$12,336,677	$12,497,388	$12,356,433
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(358,898)	(361,567)	(364,296)	(367,091)	(369,962)
Tax effect of other intangible assets[1]		7,833	8,335	8,847	9,369	9,905
Tangible assets	[a]	$11,857,964	$11,991,323	$11,981,228	$12,139,666	$11,996,376

Total stockholders' equity		$1,201,948	$1,198,558	$1,145,977	$1,106,588	$1,161,957
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(358,898)	(361,567)	(364,296)	(367,091)	(369,962)
Tax effect of other intangible assets[1]		7,833	8,335	8,847	9,369	9,905
Tangible common equity	[b]	$850,883	$845,326	$790,528	$748,866	$801,900

Tangible common equity to tangible assets[2]	[b÷a]	7.18%	7.05%	6.60%	6.17%	6.68%
___________________________________________
1.Net of estimated deferred tax liability.
2.Tax-effected measure.

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Portfolio loans	[a]	$7,805,284	$7,783,808	$7,725,702	$7,670,114	$7,497,778
Non-GAAP adjustments:
PPP loans amortized cost		(667)	(750)	(845)	(1,426)	(7,616)
Core loans	[b]	$7,804,617	$7,783,058	$7,724,857	$7,668,688	$7,490,162

Total deposits	[c]	$10,062,755	$9,801,169	$10,071,280	$10,601,397	$10,397,228
Non-GAAP adjustments:
Brokered transaction accounts		(6,055)	(6,005)	(1,303)	(2,006)	(2,002)
Time deposits of $250,000 or more		(297,967)	(200,898)	(120,377)	(103,534)	(117,957)
Core deposits	[d]	$9,758,733	$9,594,266	$9,949,600	$10,495,857	$10,277,269

RATIOS
Core loans to portfolio loans	[b÷a]	99.99%	99.99%	99.99%	99.98%	99.90%
Core deposits to total deposits	[d÷c]	96.98%	97.89%	98.79%	99.00%	98.85%
Core loans to core deposits	[b÷d]	79.98%	81.12%	77.64%	73.06%	72.88%

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine); (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business (including changes in response to the recent failures of other banks); (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of the London Interbank Offered Rate phase-out); (vi) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; (xii) fluctuations in the value of securities held in our securities portfolio; (xiii) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xiv) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xv) the level of non-performing assets on our balance sheets; (xvi) interruptions involving our information technology and communications systems or third-party servicers; (xvii) breaches or failures of our information security controls or cybersecurity-related incidents; and (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.